Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated March 28, 2025, with respect to the consolidated balance sheets of Groundfloor Finance Inc. and Subsidiaries (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for the years then ended, which appear in the accompanying Form 1-K of the Company. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Atlanta, Georgia

March 28, 2025

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